EXHIBIT 5.3

                    WOHLFORTH, ARGETSINGER, JOHNSON & BRECHT
                           A PROFESSIONAL CORPORATION
JULIUS J. BRECHT                                                    TELEPHONE
CHERYL RAWLS BROOKING                                             (907) 276-6401
CYNTHIA L. CARTLEDGE
BARBARA J. DREYER              ATTORNEYS AT LAW                     FACSIMILE
ROBERT M. JOHNSON                                                 (907) 276-5093
BRADLEY E. MEYEN          900 WEST 5TH AVENUE, SUITE 600
KENNETH E. VASSAR                                                    E-MAIL
MARSHALL T. WHITE          ANCHORAGE, ALASKA 99501-2048          wajb@alaska.net
ERIC E. WOHLFORTH

   OF COUNSEL
PETER ARGETSINGER

                                             November 2, 1998



Ronald A. Duncan, President
General Communication, Inc.
2550 Denali Street, Suite 1000
Anchorage, Alaska  99503

         Re: Opinion As To Legality of Shares To Be Issued Pursuant To General Communication, Inc. Qualified Employee Stock Purchase Plan;
                  Our File No. 618.0625

Dear Mr. Duncan:

         You have requested an opinion from this firm on behalf of General Communication, Inc. ("Company"), in connection with shares of common stock of the Company ("Shares") to be allocated and issued in conjunction with the Company's revised Qualified Employee Stock Purchase Plan ("Plan").

         It is this firm's understanding that the facts surrounding these proposed transactions are represented by the Company as follows ("Facts"):

         1. The Plan was adopted by the board of directors of the Company ("Board") by resolution at its December 17, 1986 meeting called and conducted in accordance with the Restated Articles of Incorporation and Bylaws of the Company ("Articles" and "Bylaws", respectively), and the Plan was approved by the Company's then sole shareholder, Western Tele-Communications, Inc., by resolution at the Company's shareholder meeting held on December 17, 1986; and the Plan was later amended by the Board on June 4, 1992 to comply with changes to the federal Rule 16b-3; on March 24, 1993 the Board approved an increased allocation of stock to the Plan in the amount of 700,000 shares of Class A common stock and 100,000 shares of Class B



Amendment to Registration Statement (S-8)

Ronald A. Duncan, President
General Communication, Inc.
Re: Opinion As To Legality of Shares To Be Issued
         Pursuant To General Communication, Inc.
         Qualified Employee Stock Purchase Plan
November 2, 1998
Page 2

                  common stock, on October 20, 1994 to comply with the Internal Revenue Code of 1986, as amended, and The Plan was amended by the Board to allow participating eligible employees to choose to invest in securities other than the common stock of the Company; on February 9, 1995 the Board approved an increased allocation of stock to the Plan in the amount of 800,000 shares of Class A common stock; on September 1, 1995 the Plan was amended by the Board to comply with provisions of the Internal Revenue Code of 1986, as amended, primarily related to investment responsibility and the relationship between the Plan Committee and the Trustee; and on October 30, 1998, the Board approved an increased allocation of stock to the Plan in the form of the Shares, i.e., 2,000,000 shares of Class A and 400,000 shares of Class B common stock;

         2. The Articles provide that the Company has the power to issue and sell any stock and further expressly provides for the issuance of Class A common stock and Class B common stock;

         3. The Plan provides for the acquisition of Class A and Class B common stock of the Company by the Plan on behalf of qualified employees, and there are shares available for issuance by the Company under the Plan and pursuant to the Articles;

         4. The material provisions of the Articles and Bylaws pertaining to the issuance of Class A common stock and Class B common stock in effect as of the date of this letter were those in effect as of October 30, 1998;

         5. The Company was incorporated as an Alaska corporation and received a Certificate of Incorporation dated July 16, 1979 from the Alaska Department of Commerce and Economic Development;

         6. The Company is in good standing with respect to the reporting and corporation tax requirements of the Alaska Corporations Code to which the Company is subject, and the Company is otherwise validly existing as an Alaska corporation pursuant to the laws of the State of


Amendment to Registration Statement (S-8)

Ronald A. Duncan, President
General Communication, Inc.
Re: Opinion As To Legality of Shares To Be Issued
         Pursuant To General Communication, Inc.
         Qualified Employee Stock Purchase Plan
November 2, 1998
Page 3


                  Alaska with all requisite powers to own property and to conduct its business in the manner contemplated by the Articles and Bylaws;

         Copies of the Articles and Bylaws, as amended and revised, respectively, Certificate of Incorporation, as restated, the above referenced resolutions, and the Plan have been delivered to this firm. We have reviewed these documents. The Articles provide that the Company is organized for the purposes of transacting any and all lawful business for which corporations may be incorporated under the Alaska Corporations Code.

         Based upon the foregoing Facts, we are of the opinion as follows. Assuming due compliance with applicable federal and state securities laws, (1) the Shares will, when issued through the Plan, represent newly created and legally issued, fully paid, and non-assessable shares of Class A common stock in the Company or shares of Class B common stock of the Company, as the case may be, and (ii) each holder of a Share will be entitled to the benefits of a shareholder pro rata based on ownership of outstanding shares of the respective class of common stock of the Company.

         This letter must not be quoted or referred to in the Company's financial statements or provided to persons other than the officers and directors of the Company without prior consultation with us or our prior written consent. The firm is aware of the Company's intent to and consents to the use of this letter as an exhibit in an amendment to Form S-8 registration with the Securities and Exchange Commission pertaining to the Shares to be allocated to the Plan.

                                            Sincerely,

                                            WOHLFORTH, ARGETSINGER,
                                            JOHNSON & BRECHT

                                            /s/

                                            Julius J. Brecht
JJB/neb

Amendment to Registration Statement (S-8)